Exhibit 99.1
www.nortel.com

FOR IMMEDIATE RELEASE	January 31, 2006

For more information:

Media	Investors
Patti Vernon	(888) 901-7286
(905) 863-1035	(905) 863-6049
patricve@nortel.com	investor@nortel.com
Nortel, Flextronics Reschedule Calgary Manufacturing Transfer
TORONTO — Nortel* [NYSE/TSX: NT] and Flextronics* [NASDAQ: FLEX] have agreed to reschedule the transfer to Flextronics of Nortel’s manufacturing operations and related activities in Calgary, Alberta from the first to the second quarter of 2006.
The schedule was revised to allow completion of several major information systems changes that are expected to simplify and improve the quality of operations during and after the transition. Nortel and Flextronics anticipate no change in cash proceeds to Nortel of approximately US$575 million to US$625 million, of which the remaining US$200 million to US$240 million is expected to be received in 2006.
Nortel transferred manufacturing operations and related activities in Montreal, Quebec and in Châteaudun, France to Flextronics in 2005.
About Nortel
Nortel is a recognized leader in delivering communications capabilities that enhance the human experience, ignite and power global commerce, and secure and protect the world’s most critical information. Serving both service provider and enterprise customers, Nortel delivers innovative technology solutions encompassing end-to-end broadband, Voice over IP, multimedia services and applications, and wireless broadband designed to help people solve the world’s greatest challenges. Nortel does business in more than 150 countries. For more information, visit Nortel on the Web at www.nortel.com. For the latest Nortel news, visit www.nortel.com/news.
Certain information included in this press release is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the outcome of regulatory and criminal investigations and civil litigation actions related to Nortel’s restatements and the impact any resulting legal judgments, settlements, penalties and expenses could have on Nortel’s results of operations, financial condition and liquidity, and any related potential dilution of Nortel’s common shares; the findings of Nortel’s independent review and implementation of recommended remedial measures; the outcome of the ongoing independent review with respect to revenues for specific identified transactions, which review will have a particular emphasis on the underlying conduct that led to the initial recognition of these revenues; the restatement or revisions of Nortel’s previously announced or filed financial results and resulting negative publicity; the existence of material weaknesses in Nortel’s internal control over financial reporting and the conclusion of Nortel’s management and independent auditor that Nortel’s internal control over financial reporting is ineffective, which could continue to impact Nortel’s ability to report its results of operations and financial condition accurately and in a timely manner; the impact of Nortel’s and NNL’s failure to timely file their financial statements and related periodic reports, including Nortel’s inability to access its shelf registration statement filed with the United States Securities and Exchange Commission (SEC); the impact of management changes, including the termination for cause of Nortel’s former CEO, CFO and Controller in April 2004; the sufficiency of Nortel’s restructuring activities, including the work plan announced on August 19, 2004 as updated on September 30, 2004 and December 14, 2004, including the potential for higher actual costs to be incurred in connection with restructuring actions compared to the estimated costs of such actions; cautious or reduced spending by Nortel’s customers; increased consolidation among Nortel’s customers and the loss of customers in certain markets; fluctuations in Nortel’s operating results and general industry, economic and market conditions and growth rates; fluctuations in Nortel’s cash flow, level of outstanding debt and current debt ratings; Nortel’s monitoring of the capital markets for opportunities to improve its capital structure and financial flexibility; Nortel’s ability to recruit and retain qualified employees; the use of cash collateral to support Nortel’s normal course business activities; the dependence on Nortel’s subsidiaries for funding; the impact of Nortel’s defined benefit plans and deferred tax assets on results of operations and Nortel’s cash flow; the adverse resolution of class actions, litigation in the ordinary course of business, intellectual property disputes and similar matters; Nortel’s dependence on new product development and its ability to predict market demand for particular products; Nortel’s ability to integrate the operations and technologies of acquired businesses in an effective manner; the impact of rapid technological and market change; the impact of price and product competition; barriers to international growth and global economic conditions, particularly in emerging markets and including interest rate and currency exchange rate fluctuations; the impact of rationalization and consolidation in the telecommunications industry; changes in regulation of the Internet; the impact of the credit risks of Nortel’s customers and the impact of customer financing and commitments; general stock market volatility; negative developments associated with Nortel’s supply contracts and contract manufacturing agreements, including as a result of using a sole supplier for a key component of certain optical networks solutions; the impact of Nortel’s supply and outsourcing contracts that contain delivery and installation provisions, which, if not met, could result in the payment of substantial penalties or liquidated damages; any undetected product defects, errors or failures; the future success of Nortel’s strategic alliances; and certain restrictions on how Nortel and its president and chief executive officer conduct business. For additional information with respect to certain of these and other factors, see the most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed by Nortel with the SEC. Unless otherwise required by applicable securities laws, Nortel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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*Nortel, the Nortel logo and the Globemark are trademarks of Nortel Networks. Flextronics is a registered service mark of Flextronics International, Ltd.